Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Capital Title Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-115864 and 333-128609, on Form S-3 and Nos. 333-66375, and 333-112982 on Form S-8, of Capital Title Group, Inc. of our reports dated March 27, 2006, with respect to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Capital Title Group, Inc.

/s/ KPMG LLP

Phoenix, Arizona

March 27, 2006